Filed Pursuant to Rule 424(b)(3)
File Number 333-138603

PROSPECTUS SUPPLEMENT NO. 4
to Prospectus dated September 28, 2007
(Registration No. 333-138603)

CHINA ARCHITECTURAL ENGINEERING, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated September 28, 2007 and Prospectus Supplements Nos. 1, 2, and 3 (collectively referred to as the “Prospectus Supplements”) dated November 21, 2007, March 18, 2008, and April 14, 2008, respectively. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 4 includes the attached report, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Certain portions of the Current Report on Form 8-K filed with the SEC on April 18, 2008.

Our common stock is traded on the American Stock Exchange under the symbol “RCH.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is April 28, 2008.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 15, 2008

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-114622	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information under Item 3.02, below, is herein incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 3.02, below, is herein incorporated by reference.

Item 3.02  Unregistered Sales of Equity Securities.

On April 15, 2008, China Architectural Engineering, Inc. (the “Company”) closed a financing transaction with ABN AMRO Bank N.V., London Branch, CITIC Allco Investments Ltd. (together with ABN AMRO Bank N.V., London Branch, the “Subscribers,” and each a “Subscriber”), and CITIC Capital Finance Ltd. issuing (i) US$20,000,000 12% Convertible Bonds due 2011 (the “Bonds”) and (ii) 300,000 warrants to purchase 300,000 shares of common stock of the Company expiring 2013 (the “Warrants”). The financing transaction was completed in accordance with a subscription agreement entered into by the Company, the Subscribers, and CITIC Capital Finance Ltd., dated April 2, 2008 (the “Subscription Agreement”), attached hereto as Exhibit 10.1.

US$20,000,000 12% Convertible Bonds

The Bonds were issued further to a trust deed between the Company and The Bank of New York, London Branch, dated April 15, 2008 (the “Trust Deed”), attached hereto as Exhibit 4.1, and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are subject to a paying and conversion agency agreement between the Company, The Bank of New York, and The Bank of New York, London Branch, attached hereto as Exhibit 4.2.

The Bonds are subscribed at a price equal to 100% of their principal amount. The Company agreed to pay to the Subscribers an aggregate commission of 2.5% of the principal amount of the Bonds. The Terms and Conditions of the Bonds (the “Terms”) contained in the Trust Deed, set forth, among other things, the following terms:

•
Each bond is convertible at the option of the holder at any time during the period (i) beginning on the earlier of (a) the date that a registration statement for the shares to be issued upon conversion of the Bonds is first declared effective by the United States Securities and Exchange Commission (the “SEC”) and (b) October 15, 2008 and (ii) ending at the close of business on April 8, 2011, subject to certain exceptions. If the Bonds are called for redemption before April 15, 2011, then the conversion period ends on the close of business on a date no later than seven business days prior to the date fixed for redemption.

•
The Bonds are convertible into shares of common stock of the Company at an initial conversion price equal to $6.35, which is the product of (i) 1.1 and (ii) the average closing price per share for the period of 20 consecutive trading days immediately prior to April 15, 2008. The conversion price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds.

•	The Bonds bear interest from April 15, 2008 at the rate of 12% per annum of the principal amount of the Bonds.

•
Interest is payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) commencing October 15, 2008. On any Interest Payment Date on or after April 15, 2010, the holders of the Bonds can require the Company to redeem the Bonds at 116.61% of their principal amount.

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•	The Company is required to redeem any outstanding Bonds at 116.61% of its principal amount on April 15, 2011.

300,000 Warrants to Purchase 300,000 Shares of Common Stock

The warrant by and between the Company and the Subscribers, dated April 15, 2008 (the “Warrant Instrument”), is attached hereto as Exhibit 4.3. The Warrants are subject to the terms of a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch, dated April 15, 2008 (the “Warrant Agency Agreement”), attached here to as Exhibit 4.4, and are in registered form and represented by a global certificate in a form as set forth in the Warrant Instrument. The Warrants have an initial exercise price per share of $6.35, subject to adjustment in certain events.

Pursuant to the terms and conditions of the Warrant Instrument and Warrant Agency Agreement, the Warrants vested on April 15, 2008 and will terminate on April 15, 2013. The Company has agreed to list the shares of common stock underlying the Warrants on AMEX, or any alternative stock exchange, by the earlier of October 15, 2008 and the date on which a registration statement registering the shares of common stock underlying the Warrants is first declared effective by the SEC. In addition, the Company has agreed to register the shares of common stock underlying the Warrants with the SEC on or prior to October 15, 2008 and will keep the registration effective until 30 days after the Warrants terminate.

The securities were offered and sold to the Subscribers in reliance upon exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). We complied with the conditions of Rule 903 as promulgated under the Securities Act as follows: the Subscribers are non-U.S. residents and have not offered or sold their shares in accordance with the provisions of Regulation S, an appropriate legend was affixed to the stock certificate issued in accordance with Regulation S, the Subscribers have represented that they were not acquiring the securities for the account or benefit of a U.S. person, agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration and agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act. The Company will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration or under an exemption.

Registration Rights

On April, 15, 2008 the Company and the Subscribers also entered into a registration rights agreement, attached hereto as Exhibit 4.5, pursuant to which the Company agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Warrants (the “Registrable Securities”). The Company will prepare and file with the SEC, no later than 30 days after April 15, 2008, a registration statement on Form S-1 to register the Registrable Securities (the “Registration Statement”) and, as promptly as possible, cause that Registration Statement, as amended, to become effective and in any event within six months after April 15, 2008. In addition, the Company agreed to list all Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by the Company are then listed.

Appointment of Director by CITIC Capital Finance Ltd.

Pursuant to the terms of the Subscription Agreement, the Company was required as a condition to the closing of the financing transaction to have appointed a director designated by CITIC Capital Finance Ltd. to the Board of Directors of the Company at or prior to the closing of the financing transaction. Such condition was waived by the parties to the financing transaction in light of the Company’s agreement to appoint such a director within three months from the date of the closing of the financing transaction.

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Item 9.01 Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Trust Deed, dated April 15, 2008 between China Architectural Engineering, Inc. and The Bank of New York, London Branch.
4.2	Paying and Conversion Agreement, dated April 15, 2008 among China Architectural Engineering, Inc., The Bank of New York, and The Bank of New York, London Branch.
4.3	The Warrant Instrument, dated April 15, 2008 among China Architectural Engineering, Inc., ABN AMRO Bank N.V., London Branch, and CITIC Allco Investments Ltd.
4.4	Warrant Agency Agreement, dated April 15, 2008 among China Architectural Engineering, Inc., The Bank of New York and The Bank of New York, London Branch.
4.5	Registration Rights Agreement, dated April 15, 2008 among China Architectural Engineering, Inc., ABN AMRO Bank N.V., London Branch, and CITIC Allco Investments Ltd.
10.1	Subscription Agreement dated April 2, 2008 among China Architectural Engineering, Inc., ABN AMRO Bank N.V., London Branch, CITIC Allco Investments Ltd., and CITIC Capital Finance Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2008	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
	Name:	Luo Ken Yi
	Title:	Chief Executive Officer, Chief Operating Officer and Chairman of the Board

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Exhibit Index

Exhibit Number	Description
4.1	Trust Deed, dated April 15, 2008 between China Architectural Engineering, Inc. and The Bank of New York, London Branch.
4.2	Paying and Conversion Agreement, dated April 15, 2008 among China Architectural Engineering, Inc., The Bank of New York, and The Bank of New York, London Branch.
4.3	The Warrant Instrument, dated April 15, 2008 among China Architectural Engineering, Inc., ABN AMRO Bank N.V., London Branch, and CITIC Allco Investments Ltd.
4.4	Warrant Agency Agreement, dated April 15, 2008 among China Architectural Engineering, Inc., The Bank of New York and The Bank of New York, London Branch.
4.5	Registration Rights Agreement, dated April 15, 2008 among China Architectural Engineering, Inc., ABN AMRO Bank N.V., and CITIC Allco Investments Ltd.
10.1	Subscription Agreement dated April 2, 2008 among China Architectural Engineering, Inc., ABN AMRO Bank N.V., London Branch, CITIC Allco Investments Ltd., and CITIC Capital Finance Ltd.